SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: Guy W. Adams
     4)     Date Filed: 04/09/2001


(These materials are intended to be released to one or more shareholders, along with the Definitive Proxy Statement currently on file, on or about April 11,
2001)

Dear Fellow Shareholders,


Who is Guy W. Adams?

My name is Guy Adams. I have a Bachelor's Degree from Louisiana State University and an MBA from Harvard Business School and have been in the business of analyzing and making investments in public companies for over 13 years. I am running as an INDEPENDENT candidate against Jamie B. Coulter for election to the Board of Directors of Lone Star Steakhouse & Saloon, Inc. I have no current or past affiliations with Lone Star, other than my ownership of Lone Star stock, and I am completely independent of management. Mr. Coulter has been the Chairman and Chief Executive Officer of Lone Star since 1992 and is currently paid over $750,000 annually.


Who are Guy W. Adams' supporters?

In my preliminary conversations, a number of institutional and individual stockholders, have told me orally that they would vote for my election to the Board. Among those indicating their support are:

California Public Employee's Retirement System (assets: $165 Billion), and The Amalgamated Bank Longview MidCap 400 Index Fund (assets: $100 Million)

To date, the holders of over 13% of the shares outstanding have advised me that they intend to vote for me and against Mr. Coulter.


Why is Guy W. Adams running for the Lone Star Board of Directors?

I am disappointed with the Company's stock performance and operating performance. For the fiscal year ending December 28, 1999 the Company suffered:

-      A 3-year stock price DECLINE of 66.6%
-      3 consecutive years of declining EBITDA* margins
-      3 consecutive years of declining Same-Stores-Sales
-      2 consecutive years of declining Operating Income Before Impairment
Charges **

- A 5-year comparison performance against its Industry Peer Group, in which the Company's stock UNDERPERFORMED its peer group by 81%

          * Earning Before Interest, Tax and Depreciation, and before asset impairment charges

         **   Operating Income plus impairment and store closing charges

I am also disappointed with the performance of the three "independent" Directors
currently sitting on the Board of Directors.    Following the above stock
performance and operating performance, these independent Directors and the Board in early fiscal year 2000:

-      Increased Mr. Coulter's base pay from $300,000 to $750,000 per annum.
(12/29/99)

- Increased Mr. White's (Executive Vice President) base pay from $283,000 to $600,000 per annum. (3/22/00)

- Approved the repricing of 4,591,757 options from $18.25/sh to $8.47/sh. A concentrated portion (90.9%) of this repricing was to the benefit of Mr. Coulter (2.6 million shares), Mr. White (1.0 million shares) and Mr. Aaron, Sr. Vice President (0.6 million shares). (1/7/00)

Following the above compensation rewards, for the year ending December 26, 2000, the Company suffered:

- Another year of DECLINING: Revenues, Same-Stores-Sales, and Operating Income Before Impairment Charges **

-      ANOTHER 4 (8 total) consecutive quarters of declining EBITDA* margins

-      A further stock price DECLINE of 8.8%

          * Earning Before Interest, Tax and Depreciation, and before asset impairment charges

         **   Operating Income plus impairment and store closing charges


Are the above actions of the 3 independent Directors and the Board consistent with the Company's stock performance or operating performance???


During the last 4 years, the Company has reported in its public documents a variety of Related-Party Transactions between Mr. Coulter and Lone Star, some of which are summarized below:

- Payments made to a Coulter owned entity for "accounting and administ-rative services" to Lone Star

-      Loans made to a Coulter owned entity

- Borrowings obtained from a Coulter owned entity bearing an undisclosed rate of interest

-      Payment of $10.5 million to Mr. Coulter for the purchase of Coulter
Enterprises

-      Payments to a Coulter owned entity for use of airplane and pilot services

- Lease payments to a Coulter owned entity for meeting rooms, storage space, and parking

-      Purchases of "business gifts and awards" from a Coulter owned entity


I am disappointed with Mr. Coulter's performance as Chairman over the last 4 years, as reported in the Company's public documents and partially summarized in the 4-Year Table attached (Appendix A).

Over the last four years, the Board of Directors have authorized, and the Company has repurchased, approximately 17 millions shares of stock, utilizing $162 million of corporate assets (cash). This buy-back represented more that 41% of the shares outstanding at the beginning of fiscal 1997. During this period, the stock price declined by 69%. Over this same interval, the market capitalization of the Company declined by $890 million. As the stock price declined, the Board of Directors repriced options four times, affecting 13.6 million shares of stock.

As a result of these stock repurchases and option repricings, the holders of these options - primarily Management and the Board - have increased their potential ownership (on a fully diluted basis) in the Company from 10.4% to 24.4%.


Who has benefited the most from the Stock Buy-Backs and Option Repricings
-  Management or Shareholders???


As of fiscal year end December 26, 2000, the Company reported a Book Value of over $18.00 per share, of which $1.20 per share was in cash. The year end cashflow from operations (commonly referred to as EBITDA*) was over $54 million, or $2.22 per share. The Company has no debt. With sales of $576 million, if the Company were to be valued at 1.0 times sales, the stock price would be over $20 per share. Today (4/5/01) the stock is currently trading at $9.50 per share.

I believe the Company's shares are currently, significantly undervalued by the market.

* Earning Before Interest, Tax and Depreciation, and before asset impairment charges



January 3, 2001 Golden Parachute

I am shocked by the golden parachute contracts recently given to Mr. Coulter and his management team.  It is unclear what, if anything, the Company received
in exchange for these agreements.   In particular, I am shocked that the current
directors of the Company have given away rights that can be triggered by the stockholders of the Company simply exercising their rights under Delaware Law to nominate and elect directors. IF THESE RIGHTS ARE TRIGGERED, THE LIABILITY TO THE COMPANY, AT CURRENT STOCK PRICES, WOULD BE IN EXCESS OF $65,000,000
(at $13 per share, the liability would be over $85,000,000).


Management's rights under the so called "Change of Control Contract" are triggered by:

(1) The coming together of any group of stockholders to share costs for the purpose of supporting even a single candidate for election to the Board of Directors in opposition to the Board's slate, if that group has as its members,
people who own 30% or more of the Company's stock.   In other words, the
incumbent directors can spend the Company's money to get themselves re-elected, but if a significant group of stockholders gets together to pool their resources to support even a single candidate in opposition to the incumbent directors, Mr. Coulter's rights under the Golden Parachute contract are triggered.

(2) The simple failure of the stockholders of this Company to re-elect 3 of the currently sitting directors (or other nominees approved by the "Existing
Directors").   In other words, if this year you decide to elect me, rather than Mr. Coulter, then next year you must elect at least one of the directors approved by the Board, or Mr. Coulter's rights under the Golden Parachute contract are triggered.

Mr. Coulter's benefits under the Golden Parachute contract are substantial. He would be entitled, at any time up to five years from the date of any such triggering event, elect to receive:

- a lump sum severance payment equal to approximately three years pay (calculated to include certain benefits and bonus payments). If 2000 were the base year, this would produce a payment to Mr. Coulter of over $2,300,000.

- either new unrestricted and fully vested options to replace any and all options that he held on the trigger date, or cash equal to the number of stock options held multiplied by the mean between the high and low selling price of such stock on the Nasdaq National Market on the date when Mr. Coulter elects to exercise his Golden Parachute Rights.

NOTE, THE GOLDEN PARACHUTE DOES NOT PROVIDE FOR ANY DEDUCTION OR OFFSET FOR
THE EXERCISE PRICE OF THE OPTIONS SURRENDERED.   As of last year's proxy,
Mr. Coulter held options to acquire 2,600,000 shares of the Company's common stock. IF THIS PROVISION WERE TO BE TRIGGERED AND EXERCISED TODAY, MR. COULTER WOULD BE ENTITLED TO RECEIVE A CASH PAYMENT OF $24,700,000 IN CONSIDERATION OF THE SURRENDER OF THOSE OPTIONS. The other participants would be entitled to receive over $17,900,000 in cash.

Furthermore, this agreement calls for the company to gross up this payment to Mr. Coulter to make him whole for any excise taxes imposed by the Internal Revenue Code on excessive golden parachute payments. With a 20% excise tax and assuming a 40% tax rate, the Company would have to pay out over $38,000,000 to satisfy this agreement with Mr. Coulter. For all participants, at current prices this contract will cost the company over $65,000,000; at $13 per share it will cost over $85,000,000. None of this amount can be claimed as an expense by the Company to offset corporate taxes.

I also find it interesting that the Directors choose to grant these rights on January 3, 2001. Mr. Coulter has been Chairman and CEO of the Company since January 1992. What was it that occurred in late 2000 that caused the Directors to be suddenly concerned about a possible change of control transaction? Was there an offer made or a transaction proposed? It is also interesting to note that between the end of fiscal year 2000 and March 19, 2001 the Company has purchased over 244,000 shares of its outstanding common stock.

It seems to me that this Golden Parachute agreement is excessive, and a totally inappropriate response to a simple exercise by stockholders of their democratic right to vote for the candidates of their choice. It is, in my opinion, an abuse of discretion by the Board of Directors. I believe such conduct is particularly outrageous in light of the Company's dismal performance described above.


What would Guy W. Adams do if elected to the Board of Directors?

If elected, I would be completely independent of Management and provide a voice for prudent oversight of Board decisions. Further, if elected, I currently intend to make the following proposals for immediate consideration by the Board of Directors:

1) That Lone Star's By-laws and Certificate of Incorporation be amended:

a) to prohibit transactions between Lone Star and its Management (or their respective affiliates), without the unanimous approval of the independent directors,

b) to declassify the board of directors so that all directors are elected annually; such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected (such a proposal was voted upon at last year's Annual Shareholder Meeting on June 9, 2000 and was approved by 69% of all such votes cast, but the Board has thus far refused to adopt it), and

c) to provide for an independent Chairman of the Board, thus separating the position of the Chief Executive Officer and the Chairman, and that an executive search be immediately begun for an independent Chairman;

2) That Lone Star immediately retain an investment banking firm of national reputation to review and advise on strategic alternatives for maximizing stockholder values; and

3) That there be an immediate moratorium on the repricing of existing stock options and the issuance of new stock options, except in the case of new hires or until there is a clear turnaround in the Company's stock price.


Obviously, if elected, I would only be one of five votes on the Board of Directors. Accordingly, I cannot give you any assurances than I would be able to accomplish anything as a director, only that I would work hard to improve shareholder value.


Vote for Guy W. Adams and bring accountability to the Board and Management!



Please vote your (color) proxy card for Guy W. Adams

I urge you to date and mark your (color) proxy card FOR me, GUY W. ADAMS, and return it to me at 550 S. Hope St., Ste 1825, Los Angeles, CA 90071. To keep abreast of developments, check my Web site at ____________________.
To request additional proxy cards, please contact me at ______________.

Thank you for your consideration of my candidacy.

Very truly yours,


/s/ Guy W. Adams
    ------------
    Guy W. Adams




Appendix A

                                    4-Year Table
                   (FIGURES IN 1,000s except $/sh and percentage)

                                                                   5 Yr. Price
Fiscal Yr.            Stock            Stock Decline              Comparison to
Ending              Price/ Sh           Yr. Over Yr.               Peer Group
-------------------------------------------------------------------------------
Dec 30, '97          $ 17.41              - 34.9%                   - 46.5%
Dec 29, '98          $  7.88              - 54.8%                   - 87.7%
Dec 28, '99          $  8.91              + 13.1%                   - 81.1%
Dec 26, '00          $  8.13              -  8.8%                   Unknown
                                          -------

4 Year Stock Price Decline                - 69.6%



Fiscal Yr.          Options       Total Options     Weighted Ave
Ending              Repriced       Outstanding      Exercise Price/ Sh
-------------------------------------------------------------------------------
Dec 31, '96               -           4,739            $28.69
Dec 30, '97           8,124           8,154            $18.08
Dec 29, '98             768           6,982            $16.91
Dec 28, '99             148           6,456            $16.57
Dec 26, '00           4,592 *         7,827            $ 9.57



Fiscal Yr.        -- Options Repriced--      ------ Repurchase of Shares ------
Ending            Amount    Exercise $/Sh    No. Shares    Cost   Ave Price/ Sh
Dec 30, '97        8,124      $ 18.25               -            -            -
Dec 29, '98          768      $  8.00           2,610     $ 36,357      $ 13.93
Dec 28, '99          148      $  7.94           8,758     $ 76,488      $  8.73
Dec 26, '00        4,592 *    $  8.47           5,605     $ 49,261      $  8.79
                  -------------------------------------------------------------
4 Year Totals     13,632                       16,973     $162,106      $  9.55


                                           Potential
                                          Outstanding
Fiscal Yr.    Options at     Shares      With Exercise    Options as % of
Ending        Yr. End      Outstanding    Of Options    Potential Outstanding
-------------------------------------------------------------------------------
Dec 31, '96      4,739       40,703         45,442             10.4%
Dec 30, '97      8,154       41,156         49,280             16.5%
Dec 29, '98      6,982       38,608         45,590             15.3%
Dec 28, '99      6,456       29,859         36,315             17.8%
Dec 26, '00      7,827       24,276         32,103             24.4%


* 4,592 repriced and an additional 1,393 (net) granted which are not included.


Appendix B


Document Footnotes:


Source For Page 1:
      Telescan, Inc. - Data Services
      Market Guide - Data Services
      Company Press Release 2/6/2001
      Form 10-K Filed 3/30/1999 Pg. 22
      Form 10-K Filed 3/21/2000 Pg. 20, 21
      Form 10-K Filed 3/26/2001 Pg. 13
      Definitive Proxy Filed 5/1/2000 Pg. 11


Source for Page 2:
      Definitive Proxy Filed 4/30/1997 Pg. 11
      Definitive Proxy Filed 4/28/1998 Pg. 11
      Definitive Proxy Filed 4/28/1999 Pg. 7, 11, 12
      Definitive Proxy Filed 5/1/2000 Pg. 6,8,9, 10, 17
      Form 10-K/A Filed 4/2/1998 Pg. F-16
      Form 10-K Filed 3/30/1999 Pg. F-13, F-17, F-18
      Form 10-K Filed 3/31/2000 Pg. F-12, F-17, F-18, F-24
      Form 10-K Filed 3/26/2001 Pg. 13, 16, 17, F-4, F-12, F-18
      Company Press Release 2/6/2001
      Market Guide - Data Services
      Telescan, Inc. - Data Services


Source for Page 3:
      Telescan, Inc. - Data Services
      Company Press Release 2/6/2001
      Form 10-K Filed 3/26/2001 Pg. F-2-4


Source for Pages 3-4-5:
      Definitive Proxy Filed 5/1/2000 Pg. 6, 8, 9
      Form 10-Q Filed 7/28/2000 Pg. 14
      Form 10-K Filed 3/26/2001 - Pg F-3 and Exhibits:

10.5 Non-Competition, Confidentiality and Non-Solicitation Agreement between the Company and Jamie B. Coulter, dated March 12, 1992.

10.6 Amended Agreement dated January 1, 1999 between the Company and Jamie B. Coulter.

10.7 Employment Agreement between the Company and Gerald T. Aaron, dated March 22, 2000.

10.12 Employment Agreement between the Company and John D. White, dated March 22, 2000.

Change of Control Agreement between the Company and :  Pg 2, 3, 4, 6, 7, 8, 9

10.13      Jamie B. Coulter dated January 3, 2001.
10.14      Gerald T. Aaron dated January 3, 2001.
10.15      Randall H. Pierce dated January 3, 2001.
10.16      T. D. O'Connell dated January 3, 2001.
10.17      Jeffrey Bracken dated January 3, 2001.
10.18      John D. White dated January 3, 2001.
10.19      Deidra Lincoln dated January 3, 2001.


Document Footnotes - Continued


Source for Page 7 - Appendix A:
      Telescan, Inc. - Data Services
      Definitive Proxy Filed 4/28/1998 Pg. 10
      Definitive Proxy Filed 4/28/1999 Pg. 10
      Definitive Proxy Filed 5/1/2000 Pg. 11
      Form 10-K/A Filed 4/2/1998 Pg. F-4, F-16
      Form 10-K Filed 3/30/1999 Pg. 24, F-14, F-15, F-17
      Form 10-K Filed 3/31/2000 Pg. 23, F-3, F-13, F-16, F-17, F-24
      Form 10-K Filed 3/26/2001 Pg. 18, F-2-5, F-13, F-16, F-17
      Form 10-Q Filed 3/5/2000 Pg. 6, 11
      Form 10-Q Filed 7/28/2000 Pg. 7, 12
      Form 10-Q Filed 10/20/2000 Pg. 7, 13
      Company Press Release 2/6/2001